Exhibit (a)(1)(E)

LETTER TO CLIENTS RELATING TO
VISHAY INTERTECHNOLOGY, INC.
LIQUID YIELD OPTION™ NOTES DUE 2021 (ZERO COUPON-SUBORDINATED)

CUSIP NUMBER: 928298AD0

PURSUANT TO COMPANY NOTICE DATED MAY 3, 2006

May 3, 2006

To Our Clients:

Enclosed for your consideration is a company notice, dated May 3, 2006, relating to the purchase of Liquid Yield Option™ Notes due 2021 (Zero Coupon-Subordinated) (“LYONs”) of VISHAY INTERTECHNOLOGY, INC., at the option of the holders of the LYONs. A related purchase notice and a notice of withdrawal are also enclosed.

The option is pursuant to the terms and conditions specified in paragraph 7 of the LYONs, the indenture dated June 4, 2001 that governs the LYONs and the company notice. Under these terms and conditions, Vishay will pay to holders who validly exercise the option a purchase price of $639.76 per $1,000 principal amount at maturity of the LYONs, on the purchase date of June 4, 2006. The purchase price will be paid in cash.

In order to exercise the option and receive the purchase price for their LYONs, holders must:

•

deliver and not withdraw a purchase notice (or an agent’s message according to the procedures of The Depository Trust Company (DTC) for book-entry transfer) prior to 5:00 p.m. New York City time on June 2, 2006, the business day prior to the purchase date; and

•

surrender the LYONs (together with any required documentation) to the paying agent prior to, on or after the purchase date, in conformity in all respects to the description of the LYONs in the purchase notice.

The paying agent for the exercise of the option is The Bank of New York.

The enclosed materials are being forwarded to you as the beneficial owner of LYONs held by us for your account. The option with respect that the LYONs that we hold for you may be exercised only by us pursuant to your instructions. The enclosed purchase notice is furnished to you for your information only and cannot be used by you to exercise the option. Accordingly, we request instructions as to whether you wish us to exercise the option with respect to the LYONs that we hold for your account.

Your prompt action is requested. The option will expire at 5:00 p.m., New York City time on June 2, 2006, the business day prior to the purchase date, and will not be extended. If you want us to exercise the option on your behalf, you must give us your instructions on a timely basis so that we may do so in advance of the time of expiration of the option.

The exercise of the option with respect to any LYONs may be withdrawn at any time prior to 5:00 p.m., New York City time on June 2, 2006. The enclosed notice of withdrawal is furnished to you for your information only and cannot be used by you to withdraw exercise of the option. If, after instructing us to exercise the option on your behalf, you want us to withdraw the exercise, either in whole or in part, you must give us a timely instruction to that effect.

If you want us to exercise the option with respect to any of your LYONs, please so instruct us by completing, executing and returning to us the instruction form on the next page of this letter. If you authorize exercise of the option with respect to your LYONs, we will exercise the option with respect to the entire principal amount at maturity of your LYONs unless you otherwise specify.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter, the enclosed company notice and the related purchase notice in connection with the option. This will instruct you to exercise the option with respect to the principal amount at maturity of LYONs indicated below (or, if no amount is indicated below, the entire principal amount at maturity of the LYONs) held by you for the account of the undersigned, subject to the terms and conditions set forth in the company notice and the purchase notice.

PRINCIPAL AMOUNT AT MATURITY OF LYONS WITH RESPECT TO WHICH THE OPTION IS TO BE EXERCISED:*

$___________________________________________.

* Unless you instruct us to exercise the option with respect to all of the LYONs that we hold for your account, you may instruct us to exercise the option only in increments of $1,000 principal amount at maturity of the LYONs. We will not exercise the option with respect to any of the LYONs that we hold for your account unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) below shall constitute an instruction to us to exercise the option with respect to all the LYONs held by us for your account.

SIGNATURE(S)

Authorized Signature:	________________________________

Name (please print):	________________________________

Capacity / Title:	________________________________

Address:	________________________________

________________________________

Area Code and Telephone Number:	________________________________

Tax ID. or S.S. Number(s):	________________________________

Date:	__________________________, 2006